Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 2nd Quarter 2019

LOS ANGELES, CA — (BUSINESS WIRE) — August 7, 2019 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $135 thousand, or ($0.01) per diluted share, for the second quarter of 2019, compared to a net loss of $127 thousand, or $0.00 per diluted share, for the second quarter of 2018.

The increase in net loss during the second quarter of 2019 primarily resulted from an increase in interest expense of $561 thousand, which offset higher interest income of $451 thousand.  Also, results during the second quarter of 2019 were impacted by higher compensation costs of $124 thousand and higher professional services costs of $52 thousand, which were more than offset by a loan loss provision recapture of $158 thousand and a decrease in marketing expense of $54 thousand.

For the six months ended June 30, 2019, the Company reported net income of $142 thousand, or $0.01 per share, compared to a net loss of $211 thousand, or ($0.01) per share for the six months ended June 30, 2018.

The increase in net income during the first half of 2019 was primarily due to a grant of $233 thousand from the U.S. Department of the Treasury’s Community Development Financial Institution (“CDFI”) Fund, and a loan loss provision recapture of $348 thousand.  These additional earnings were offset by a decrease of $71 thousand in net interest income and an increase of $217 thousand in non-interest expense, primarily due to an increase in professional fees and compensation costs, partially offset by decrease in marketing, REO, occupancy and office related expenses, as well as a lower provision for off balance sheet commitments during the first half of 2019.  There were no loan loss provisions or recaptures during the first six months of 2018.

Chief Executive Officer, Wayne Bradshaw, commented, “Results in the second quarter were impacted by the continuing challenges created by the difficult interest rate environment, which exacerbated the competitive conditions for both loan originations and acquisition and retention of deposits.  Nonetheless, we remain committed to growing our interest earning asset base to achieve better economies of scale by originating high quality loans, primarily for multi-family residential properties in low to moderate income communities in Southern California.  During the first half of the year we grew total assets by approximately 5%, primarily through loan growth.”

“Also, we continue to improve the quality of our assets; during the second quarter we completed the sale of our sole REO property and decreased our non-performing loans to just 0.19% of our total loans at June 30, 2019.  The net result of these efforts is that the Bank decreased its non-performing assets by 58%, or over $1 million, since the end of 2018.  As of June 30, 2019, Broadway’s non-performing assets were just $728 thousand, or 0.17% of the Company’s total assets.”

“Also, I am pleased to report that we successfully had our CRA rating reaffirmed as “Outstanding” by the Bank’s primary regulator during the second quarter.  This reaffirmation represents the 24th consecutive year that Broadway has received the highest CRA rating.”

“In addition, subsequent to the end of the second quarter we successfully sold $22.7 million of the loans held for sale at June 30 that will be reported in the Company’s results for the third quarter of 2019.  Despite the difficult rate environment, we have been able to consistently sell loans at a profit, which is a testimony to the quality of our loan originations.”

“Finally, I wish to thank our team for their dedication and tireless efforts to build value, and Broadway’s stockholders for their continuing support of our mission.”

Net Interest Income

Net interest income for the second quarter of 2019 totaled $2.5 million, compared to $2.6 million for the second quarter of 2018.  The $110 thousand decrease in net interest income primarily resulted from an increase in interest expense of $561 thousand during the quarter primarily due to higher interest expense on all deposits and borrowings types, which offset an increase in interest income of $451 thousand during the quarter primarily due to higher interest income on loans receivable.

During the second quarter of 2019, interest and fees on loans receivable increased by $426 thousand due to an increase of $17.8 million in the average balance of loans receivable (including loans held for sale), which increased interest income by $174 thousand, and an increase of 27 basis points in loan yield, which increased interest income by $252 thousand.

Interest on deposits increased by $412 thousand during the second quarter of 2019 compared to the second quarter of 2018.  The increase was attributable to higher rates paid on all deposit types, which caused interest expense on deposits to increase by $371 thousand.  In addition, the average total deposit balance increased by $6.5 million, which led to an increase in interest expense of $41 thousand.

Interest expense on FHLB advances increased by $145 thousand during the second quarter of 2019 compared to the second quarter of 2018.  The increase in interest expense on FHLB advances was primarily due to an increase of $9.6 million in the average balance of FHLB advances, which increased interest expense by $49 thousand, and an increase of 51 basis points in the average cost of FHLB advances, which increased interest expense by $96 thousand.

For the six months ended June 30, 2019, net interest income decreased by $71 thousand to $5.3 million.  The decrease in net interest income during the period primarily resulted from an increase in interest income of $1.1 million primarily due to higher interest income on loans receivable, which more than offset an increase in interest expense of $1.1 million primarily due to higher interest expense on deposits and borrowings.

During the first half of 2019, interest and fees on loans receivable increased by $1.0 million due to an increase of $18.5 million in the average balance of loans receivable (including loans held for sale), which increased interest income by $369 thousand, and an increase of 36 basis points in loan yield, which increased interest income by $666 thousand.

During the first half of 2019, interest on deposits increased by $808 thousand due to an increase of $3.2 million in the average balance of deposits, which caused interest expense to increase by $54 thousand, and an increase of 56 basis points attributable to higher rates paid on all deposit types, which caused interest expense on deposits to increase by $754 thousand.

During the first half of 2019, interest expense on FHLB advances increased by $309 thousand due to an increase of $10.1 million in the average balance of FHLB advances, which increased interest expense by $101 thousand, and an increase of 56 basis points in the average cost of FHLB advances, which increased interest expense by $208 thousand.

The net interest margin decreased by 13 basis points to 2.57% for the six months ended June 30, 2019 from 2.70% for the same period in 2018, primarily due to higher rates paid on certificates of deposit and FHLB advances, which offset higher rates earned on the loan portfolio.

Loan Loss Provision

The Company recorded loan loss provision recaptures of $158 thousand during the second quarter of 2019 and $348 thousand during the first six months of 2019.  No loan loss provision or recapture was recorded during the comparable periods of 2018.  Loan loss recoveries totaled $190 thousand during the first six months of 2019 compared to $114 thousand recorded in the same period of 2018.  There were no charge-offs during the first six months of 2019 and 2018.  At June 30, 2019, the allowance for loan losses (“ALLL”) was $2.8 million, or 0.78% of our gross loans receivable held for investment compared to $2.9 million, or 0.82% at December 31, 2018.  The ALLL as a percentage of non-performing loans stood at 380.6% at June 30, 2019 compared to 321.5% at December 31, 2018.

Non-interest Income

Non-interest income for the second quarter of 2019 totaled $139 thousand compared to $170 thousand for the second quarter of 2018.  Non-interest income decreased by $31 thousand primarily because the Bank recorded lower miscellaneous fees during the second quarter of 2019 compared to the second quarter of 2018.  Also, no loan sales occurred during 2019, whereas the Bank recorded a gain on sale of loans of $11 thousand during the second quarter of 2018.

For the six months ended June 30, 2019, non-interest income totaled $515 thousand compared to $301 thousand for the same period one year ago.  The increase of $214 thousand in non-interest income was primarily due to a grant of $233 thousand from the CDFI Fund.

Non-interest Expense

Non-interest expense for the second quarter of 2019 totaled $3.0 million, compared to $2.9 million for the second quarter of 2018.  The increase of $99 thousand in non-interest expense during the second quarter of 2019 compared to the same quarter of 2018 was primarily due to increases of $124 thousand in compensation and benefits expense and $52 thousand in professional services expense, offset by decreases of $54 thousand in marketing expense and $30 thousand in REO expense.

Compensation and benefits expense increased by $124 thousand during the second quarter of 2019 compared to the second quarter of 2018 largely because we deferred a lower amount of compensation costs associated with loans originated for the portfolio. Professional services expenses increased due to $31 thousand of audit fees, $14 thousand of consulting services fees, and $7 thousand of legal fees.

For the six months ended June 30, 2019, non-interest expense totaled $6.1 million, compared to $6.0 million for the same period a year ago.  The increase of $127 thousand in non-interest expense was primarily due to an increase of $101 thousand in compensation and benefits expense and an increase of $203 thousand in professional services expenses, offset by decreases of $61 thousand in REO expense, $65 thousand in marketing expense and $26 thousand in occupancy and office related expenses, as well as a decrease in the provision for off balance sheet loan commitments of $35 thousand.  Professional services expenses increased due to $104 thousand of audit related fees, $18 thousand of consulting services fees and $81 thousand of legal fees.

Income Taxes

Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax benefits of $128 thousand and $86 thousand for the three and six months ended June 30, 2019, respectively, compared to income tax benefits of $54 thousand and $97 thousand for the three and six months ended June 30, 2018, respectively.  The Company’s effective income tax benefits were 48.7% and 29.8% of our pretax losses for the three months ended June 30, 2019 and 2018, respectively.  For the six months ended June 30, 2019 and 2018, the income tax benefits were 153.7% and 31.5% of our taxable income and pretax losses, respectively.  The variations in the effective benefit rates are attributable to the Company’s low-income housing tax credits.  The Company had no valuation allowance on its deferred tax assets, which totaled $5.0 million at both June 30, 2019 and December 31, 2018.

Balance Sheet Summary

Total assets increased by $20.4 million to $429.8 million at June 30, 2019 from $409.4 million at December 31, 2018.  The increase in total assets was primarily comprised of an increase of $19.9 million in loans receivable held for sale and an increase of $3.5 million in cash and cash equivalents.  These increases were offset by a decrease of $2.2 million in loans held for investment and a decrease of $833 thousand in REO.

Loans receivable held for sale totaled $26.1 million at June 30, 2019, compared to $6.2 million at December 31, 2018.  The increase was primarily due to $10.2 million of new loans originations for sale during the second quarter of 2019 and $10.7 million of loans transferred from the loans held for investment portfolio during the second quarter of 2019 for loan concentration management purposes.  In addition, one loan which totaled $1.1 million was transferred to the loans held for investment portfolio at fair value during the first quarter of 2019.  Repayments of loans receivable held for sale totaled $57 thousand during the first half of 2019.

Loans receivable held for investment, net of the allowance for loan losses, totaled $353.3 million at June 30, 2019, compared to $355.6 million at December 31, 2018.  During the first half of 2019, the Bank originated $27.0 million in loans held for investment, and transferred a balance of $9.6 million to loans held for sale.  Loan repayments during the first half of 2019 totaled $20.1 million.

Deposits increased to $295.8 million at June 30, 2019 from $281.4 million at December 31, 2018, which consisted primarily of an increase of $13.0 million in certificates of deposit and a net increase of $6.6 million in two-way CDARS, offset by a decrease of $5.9 million in liquid deposits (NOW, demand, money market and passbook accounts) and a decrease of $602 thousand in deposits gathered from a deposit listing service.

FHLB advances increased to $75.0 million at June 30, 2019 from $70.0 million at December 31, 2018 as the Bank took on a new three-year advance to fund new loans.

Stockholders’ equity was $49.0 million, or 11.40% of the Company’s total assets, at June 30, 2019, compared to $48.4 million, or 11.83% of the Company’s total assets at December 31, 2018.  The Company’s book value was $1.76 per share as of June 30, 2019, compared to $1.77 per share as of December 31, 2018.

At June 30, 2019, the Bank’s Total Capital ratio was 19.86% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.83%, compared to a Total Capital ratio of 20.48% and a Leverage ratio of 12.03% at December 31, 2018.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:	Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2019	December 31, 2018
Cash and cash equivalents	$20,146	$16,651
Securities available-for-sale, at fair value	14,110	14,722
Loans receivable held for sale	26,085	6,231
Loans receivable held for investment	356,113	358,485
Allowance for loan losses	(2,771)	(2,929)
Loans receivable held for investment, net of allowance	353,342	355,556
Total assets	429,844	409,397
Deposits	295,798	281,414
FHLB advances	75,000	70,000
Junior subordinated debentures	4,845	5,100
Total stockholders’ equity	49,016	48,436

Book value per share	$1.76	$1.77
Equity to total assets	11.40%	11.83%

Asset Quality Ratios:
Non-accrual loans to total loans	0.19%	0.25%
Non-performing assets to total assets	0.17%	0.43%
Allowance for loan losses to total gross loans	0.78%	0.82%
Allowance for loan losses to total delinquent loans	380.63%	8368.57%
Allowance for loan losses to non-performing loans	380.63%	321.51%

Non-Performing Assets:
Non-accrual loans	$728	$911
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	833
Total non-performing assets	$728	$1,744

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2019		2018		2019		2018
Interest income	$4,085		$3,634		$8,458		$7,392
Interest expense	1,623		1,062		3,183		2,046
Net interest income	2,462		2,572		5,275		5,346
Loan loss provision recapture	158		—		348		—
Net interest income after loan loss provision recapture	2,620		2,572		5,623		5,346
Non-interest income	139		170		515		301
Non-interest expense	(3,022)		(2,923)		(6,082)		(5,955)
Income (loss) before income taxes	(263)		(181)		56		(308)
Income tax expense (benefit)	(128)		(54)		(86)		(97)
Net income (loss)	$(135)		$(127)		$142		$(211)

Earnings per common share-diluted	$(0.01)		$—		$—		$(0.01)

Loan originations (1)	$17,793		$41,783		$37,265		$56,795

Net recoveries to average loans	(0.00)%	(2)	(0.00)%	(2)	(0.10)%	(2)	(0.06)%	(2)
Return on average assets	-0.13%	(2)	-0.13%	(2)	0.07%	(2)	-0.10%	(2)
Return on average equity	-1.10%	(2)	-1.07%	(2)	0.58%	(2)	-0.89%	(2)
Net interest margin	2.40%	(2)	2.62%	(2)	2.57%	(2)	2.70%	(2)

(1)   Does not include net deferred origination costs.

(2)   Annualized